                                                                    Exhibit 12.1

Whole Foods Market, Inc.
Computation of Ratio of Earnings to Fixed Charges

                                                       Sept 24    Sept 26    Sept 27    Sept 28     Sept 29

                                                          2000       1999       1998       1997         1996
------------------------------------------------------------------------------------------------------------
Earnings:
 Income (loss) before income taxes                     $63,511    $65,616    $63,148    $35,487     ($20,646)
 Interest expense                                       15,093      8,248      7,677      6,033        5,084
 Rental expense representative of interest              15,716     12,806     11,595      9,651        8,215
                                                       -----------------------------------------------------
 Total Earnings                                         94,320     86,670     82,420     51,171       (7,347)
                                                       -----------------------------------------------------
Fixed charges
 Interest, including capitalized interest               17,367     10,007      8,412      6,802        6,267
 Rental expense representative of interest              15,716     12,806     11,595      9,651        8,215
                                                       -----------------------------------------------------
   Total fixed charges                                 $33,083    $22,813    $20,007    $16,453      $14,482
                                                       -----------------------------------------------------

Ratio of earnings to fixed charges                        2.85x      3.80x      4.12x      3.11x           -
                                                       =====================================================

For fiscal year ended September 29, 1996 the ratio computation indicates a less than one-to-one coverage. Earnings were inadequate to cover fixed charges by approximately $21.8 million.